Exhibit 4.5
ART TECHNOLOGY GROUP, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN
     The 1999 Employee Stock Purchase Plan provides eligible employees of Art Technology Group, Inc., or ATG, and certain of our subsidiaries with opportunities to purchase shares of ATG’s common stock. A total of 500,000 shares of common stock may be issued under the plan.
     1. Administration. The plan will be administered by ATG’s Board of Directors or by a committee appointed by the Board (all following references to the Board include any committee appointed to administer the plan). The Board will make rules and regulations for the administration of the plan, and its decisions regarding the plan are final. The Board will also designate which subsidiaries may participate in the plan (all following references to ATG include any applicable subsidiaries).
     2. Eligibility. Section 423 of the Internal Revenue Code of 1986, as amended, and related regulations will govern participation in the plan. Any ATG employee, including any Board member who is an employee, is eligible to participate in the plan, so long as you meet the following requirements:
     (a) you are customarily employed by ATG for more than 20 hours a week and for more than five months in a calendar year; and
     (b) you are an employee of ATG on the first day of the applicable offering period.
     No employee may be granted an option under the plan if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of ATG or any subsidiary. To determine whether you are ineligible under this requirement, we are required to apply the attribution rules of Section 424(d) of the Internal Revenue Code to determine your stock ownership, and all stock which you have a contractual right to purchase, including the stock which you could purchase under the plan, will be treated as stock owned by you.
     3. Participation. If you are eligible to participate in an offering, you may participate by completing and forwarding a payroll deduction authorization form to our payroll office at least 14 days before the first date for that offering. By signing this form, you will authorize ATG to make a regular payroll deduction from the compensation you receive during the offering period. Compensation means the amount of money reportable on your Federal Income Tax Withholding Statement, also called a W-2 form, excluding overtime, shift premium, incentive or bonus awards (but not excluding incentive and bonus awards paid as part of ATG’s annual bonus program), allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of ATG stock options or stock appreciation rights, and similar items, whether or not shown on your W-2. If you are a salesperson, compensation includes your sales commissions. Unless you file a new form or withdraw from the plan, your deductions and purchases will continue at the same rate for future offerings as long as the plan remains in effect.
     4. Deductions. We will maintain a payroll deduction account for each participating employee. For any offering, you may authorize a payroll deduction from the compensation you receive during the offering period of between 1% and 10%, in increments of 1%.
     5. Deduction Changes. You may decrease or discontinue your payroll deduction once during any offering period by filing a new payroll deduction authorization form. However, you may not increase your payroll deduction during an offering period. If you elect to discontinue your payroll deductions during an offering period, you are not required to withdraw your funds; in that case, funds deducted prior to discontinuing your participation will be applied to the purchase of common stock on the last business day of the offering period.
     6. Interest. Interest will not be paid on the amounts held in payroll deduction accounts.
     7. Withdrawal of Funds. You may, for any reason and at any time prior to the close of business on the last business day in an offering period, permanently withdraw the balance accumulated in your account and thereby terminate your participation in an offering. Partial withdrawals are not permitted. You may not participate again during the remainder of the offering period, but you may participate in any subsequent offering.
     8. Offerings. ATG will make one or more offerings to employees to purchase stock under the plan. The Board will determine the start date of each offering. The first offering will begin on the day on which trading of our common stock begins on the Nasdaq National Market. Each offering period will last for six months. During each offering period, payroll deductions will be made, and the deducted money will be held for you to buy common stock at the end of the offering period.

     On the first day of each offering period, you will receive an option to buy up to, but no more than, the number of shares of common stock calculated by dividing the closing market price of our common stock on the first day of the offering period into $12,500. This figure is derived from the restriction imposed by the Internal Revenue Code which provides that no employee may be granted an option which permits his rights to purchase stock under this plan and any other employee stock purchase plan (as defined in Section 423(b) of the Internal Revenue Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of the common stock (determined as of the first day of the offering) for each calendar year in which the option is outstanding at any time. The actual number of shares which you will be able to purchase will depend on the amount of money in your payroll deduction account on the last business day of the offering period.
     9. Purchase of Shares. On the last business day of the offering period, your option will be automatically exercised and your account will be used to buy shares of our common stock at the following purchase price. The purchase price will be 85% of the closing market price of our common stock on either (i) the first business day of the offering period or (ii) the last business day of the offering period, whichever is lower. If no common stock was sold on the first business day or the last business day of the offering period, the price of the common stock for that day will be the reported market price for the next preceding day on which sales were made. Note, however, that the closing price of the common stock on the first business day of the first offering period will equal the initial public offering price.
     We will refund to you any balance remaining in your account at the end of an offering period, except that we will carry forward into your account for the following offering any balance which is less than the purchase price of one share of common stock. However, if you elect not to participate in the following offering, we will refund to you the balance in your account.
     10. Evidence of Stock Ownership. Promptly after the end of each offering period, we will deposit the number of shares of common stock which you have purchased into an account established in your name at a stock brokerage or other financial services firm which we designate. You may ask us to establish this brokerage account either in your name, or in your name and the name of another person of legal age as joint tenants with rights of survivorship.
     You are free to sell or otherwise dispose of the shares in this brokerage account at any time. However, for tax purposes, we need to know if you dispose of your shares within the following time periods. Therefore, until you dispose of your shares, you agree to hold your shares in the brokerage account until (a) two years after the beginning of the offering period in which you purchased the shares or (b) one year after the applicable exercise date, whichever comes later. Once these time periods have elapsed, you may move your shares to another stock brokerage or other financial services firm, or you may request that we issue you a stock certificate.
     11. Rights on Retirement, Death or Termination of Employment. Your participation in the plan will terminate if:
•	your employment terminates;

•	you retire;

•	you die;

•	the subsidiary which you work for is no longer an ATG subsidiary; or

•	you are transferred to an ATG subsidiary which does not participate in the plan.
     If your participation in the plan terminates, we will not make a payroll deduction from any pay due and owing to you at the time of termination and we will refund the balance in your account to you. In the event of your death, we will refund the balance in your account:
     (a) to a beneficiary previously designated in a revocable notice signed by you (with any spousal consent required under state law),
     (b) if you have not designated a beneficiary, to the executor or administrator of your estate, or
     (c) if, to our knowledge, no executor or administrator has been appointed, to such other person(s) as we may designate.
     12. Participants Are Not Stockholders. Neither participation in the plan nor making deductions from your pay make you a stockholder. You are not a stockholder of any shares under the plan until those shares have been bought by you and added to your brokerage account.
     13. Rights Are Not Transferable. You cannot transfer your rights under the plan except through a will or the laws of descent and distribution. During your lifetime, only you may exercise your rights under the plan.
     14. Application of Funds. We are allowed to combine the funds received from you or held by ATG under the plan with other corporate funds, and we may use the funds for any corporate purpose while we hold the funds.
     15. Adjustment in Case of Changes Affecting Common Stock. If there is a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar event or change in ATG’s capitalization, or if any distribution, other than a normal cash dividend, is made to holders of common stock, we will proportionately adjust all share and purchase price numbers under the plan, and we may make any other adjustment that the Board determines is fair. If any other change occurs which affects the common stock, the Board will determine a fair adjustment.
     16. Merger. ATG could merge or consolidate with another corporation. Continuity of control would be deemed to occur if the holders of ATG stock immediately prior to the merger or consolidation continue to hold at least 80% by voting power of the stock of the surviving corporation. If there is continuity of control and you are participating in the plan, at the next exercise date you will be entitled to receive, for each share of ATG stock for which your option was exercised, the securities or property which a holder of one share of common stock was entitled to receive in the merger or consolidation.
     If there is no continuity of control, or if there is a sale of all or substantially all of ATG’s assets, the Board will terminate the plan as of the effective date of such a transaction, as long as notice of the cancellation is given to each participating employee. You will then have the right to receive shares of our common stock based on the payroll deductions credited to your account as of a date determined by the Board, which will not be less than ten (10) days preceding the effective date of the transaction.
     17. Amending the Plan. The Board may amend the plan at any time in any way, except that (a) if Section 423 of the Internal Revenue Code requires that the stockholders approve the amendment, the amendment will not be effective until the stockholders approve it, and (b) the Board may not make an amendment which would cause the plan to fail to comply with Section 423 of the Internal Revenue Code.
     18. Insufficient Shares. If the total number of shares which all participating employees elect to purchase under an offering, plus the number of shares purchased under previous offerings, exceeds the maximum number of shares issuable under the plan, the Board will allot the shares available on a pro rata basis.
     19. Termination of the Plan. The Board may terminate the plan at any time. If the plan is terminated, we will promptly refund the amount in your account.
     20. Governmental Regulations. Our obligation to sell and deliver common stock under the plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market and the approval of all government authorities required in connection with the authorization, issuance or sale of this stock.
     21. Governing Law. The plan is governed by Delaware law, except to the extent that federal law preempts Delaware law.
     22. Issuance of Shares. We may issue the shares from authorized but unissued common stock, from shares held in ATG’s treasury, or from any other proper source.
     23. Effective Date. The plan will take effect when the initial public offering becomes effective.
Adopted by the Board of Directors
on May 10, 1999
Approved by the stockholders
on June 18, 1999

Amendment No. 1 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (“Plan”)
     1. In the first unnumbered paragraph of the Plan, the sentence “A total of 500,000 shares of common stock may be issued under the plan” shall be replaced by the following:
          “A total of 3,000,000 shares of common stock may be issued under the plan.”
     2. Section 3 of the Plan is replaced in its entirety by the following:
     “3. Participation. If you are eligible to participate in an offering, you may participate by completing and submitting an online authorization form to our payroll office at least 14 days before the first date for that offering. By submitting this authorization, you will authorize ATG to make a regular payroll deduction from the compensation you receive during the offering period. Compensation means the amount of money reportable on your Federal Income Tax Withholding Statement, also called a W-2 form, excluding overtime, shift premium, incentive or bonus awards (but not excluding incentive and bonus awards paid as part of ATG’s annual bonus program), allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of ATG stock options or stock appreciation rights, and similar items, whether or not shown on your W-2. If you are a salesperson, compensation includes your sales commissions. Unless you submit a new online form or withdraw from the plan, your deductions and purchases will continue at the same rate for future offerings as long as the plan remains in effect.”
     3. The first sentence of Section 5 of the Plan is hereby modified to read as follows:
     “You may discontinue but not change the amount of your payroll deduction once during any offering period by means of the then-current method of online authorization.”
     4. The first sentence of section 7 is hereby replaced with the following:
     “You may, for any reason and at any time prior to the close of business on the last day of the last payroll in an offering period, permanently withdraw the balance accumulated in your account and thereby terminate your participation in an offering.”
     5. The fourth sentence of the first paragraph of section 8 of the Plan shall be changed to read as follows:
     “Each offering period will last for three months.”
     6. The first sentence of the second paragraph of section 8 shall be replaced with the following:
     “On the first day of each offering period, you will receive an option to buy up to, but no more than, the number of shares of common stock calculated by dividing the closing market price of our common stock on the first day of the offering period into $6,250.”
Adopted by the Board of Directors
on March 20, 2002 and June 13, 2002
Approved by the stockholders
(only as to paragraph 1)
on May 19, 2002

Amendment No. 2 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (“Plan”)
     1. In the first unnumbered paragraph of the Plan, the sentence “A total of 3,000,000 shares of common stock may be issued under the plan” shall be replaced by the following:
     “A total of 5,000,000 shares of common stock may be issued under the plan.”
Adopted by the Board of Directors
on March 24, 2003
Approved by the stockholders
on May 21, 2003

Amendment No. 3 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (the “Plan”)
     1. Section 4 of the Plan is replaced in its entirety by the following:
     “4. Deductions. We will maintain a payroll deduction account for each participating employee. For any offering, you may authorize a payroll deduction from the compensation you receive during the period of between 1% and 5%, in increments of 1%.”
Adopted by the Board of Directors
on April 4, 2005

Amendment No. 4 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (the “Plan”)
     1. In the first unnumbered paragraph of the Plan, the sentence “A total of 5,000,000 shares of common stock may be issued under the plan” shall be replaced by the following:
     “A total of 6,500,000 shares of common stock may be issued under the plan.”
     2. Section 4 of the Plan is replaced in its entirety by the following:
     “4. Deductions. We will maintain a payroll deduction account for each participating employee. For any offering, you may authorize a payroll deduction from the compensation you receive during the period of between 1% and 10%, in increments of 1%.”
     3. The second paragraph of Section 10 is replaced in its entirety by the following:
     “You may not sell or otherwise dispose of the shares acquired in an offering for a period of ninety (90) days after the applicable purchase date. Thereafter, you are free to sell or otherwise dispose of the shares in this brokerage account at any time. However, for tax purposes, we need to know if you dispose of your shares within the following time periods. Therefore, until you dispose of your shares, you agree to hold your shares in the brokerage account until (a) two years after the beginning of the offering period in which you purchased the shares or (b) one year after the applicable exercise date, whichever comes later. Once these time periods have elapsed, you may move your shares to another stock brokerage or other financial services firm, or you may request that we issue you a stock certificate.”
Adopted by the Board of Directors
on April 4, 2006
Approved by the stockholders
(only as to paragraph 1)
on May 26, 2006

Amendment No. 5 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (the “Plan”)
     1. In the first unnumbered paragraph of the Plan, the sentence “A total of 6,500,000 shares of common stock may be issued under the plan” shall be replaced by the following:
     “A total of 8,000,000 shares of common stock may be issued under the plan.”
Adopted by the Board of Directors
on April 21, 2009
Approved by the stockholders
on May 20, 2009